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                                                                      Exhibit 12

                          The Williams Companies, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)

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                                                                      Three months ended
                                                                        March 31, 2004
                                                                      ------------------
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Earnings:
     Income from continuing operations before income taxes               $        20.4
     Add:
          Interest expense - net                                                 239.3
          Rental expense representative of interest factor                         6.2
          Minority interest in income of consolidated subsidiaries                 4.8
          Interest expense - net - 50% owned companies                              .4
          Other                                                                   (2.5)
                                                                         -------------
               Total earnings as adjusted plus fixed charges             $       268.6
                                                                         =============

Fixed charges:
     Interest expense - net                                              $       239.3
     Capitalized interest                                                          4.0
     Rental expense representative of interest factor                              6.2
     Interest expense - net - 50% owned companies                                   .4
                                                                         -------------
               Fixed charges                                             $       249.9
                                                                         =============
Ratio of earnings to fixed charges                                                1.07
                                                                         =============
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